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EXHIBIT NO. 10.3
                            EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective the 1st day of August, 2001 by and between Wrap-N-Roll USA, Inc., a Nevada corporation ("Employer" or "Company"), and Derek Williams, an individual ("Employee").


                                  PREMISES

  WHEREAS, Employer desires to secure the services of the Employee pursuant to the terms and conditions of an employment agreement; and

  WHEREAS, the Employee has the requisite skills and experience in providing specialized advertising services to businesses of all sizes with emphasis on large format digital printing on perforated and non-perforated vinyl substrates.


                                  AGREEMENT

  NOW THEREFORE, with the above provisions incorporated herein by this reference, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto mutually agree as follows:

  1. Employment. The Employer employs the Employee and the Employee accepts employment as Employee of Employer upon the terms and conditions set forth in this Agreement.

  2. Term. The term of this Agreement shall commence August 1, 2001, and shall continue for an initial term of one (1) year. This Agreement may be renewed at the end of the term, for an additional term upon the written agreement of the parties. If there is no written agreement for additional term, then the employment will continue on a month to month basis subject to termination by either party upon thirty (30) days written notice to the other party.

  3. Compensation. Employee shall receive a salary in the amount of $3,000.00 per month, payable Biweekly. Employee's salary shall be paid as funds are available.

  4. Duties/Limitations. During the term of this Agreement, Employee shall be responsible for developing relationships with clients; consulting with clients and generating revenues; managing the company finances including but not limited to purchases, sales, payroll, accounts payable, accounts receivable, bank reconciliation, and inventory management; overseeing the preparation of financial statements and SEC filings; filing of company taxes in a timely fashion, including sales, income, payroll, franchise and other necessary taxes; hiring employees; overseeing purchase of office supplies and materials necessary for operation of the

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     Company's business; developing financing arrangements with vendors, banks and investors as necessary; performing any other tasks or obligations normally associated with Employee's position within industry standards.

  5. Extent of Services/Conduct. The Employee may perform services for other organizations and volunteer for charitable organizations. The Employee pledges careful avoidance of all personal acts, habits, usage's, and statements which might injure, in any way, directly or indirectly, the personal or business reputation of the Employer.

  6. Non-Disclosure of Information. In further consideration of employment and the continuation of employment by Employer, Employee will not, directly or indirectly, during or after the term of employment disclose to any person not authorized by Employer to receive or use such information, except, for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited," "Private," or "Confidential," or similarly designated.

  7. Expenses. The Employee may incur reasonable expenses for promoting the Employer's business, including reasonable expenses for office space, entertainment, travel, and similar items. The Employer will reimburse the Employee for all such pre-approved expenses upon the Employee's periodic presentation of an itemized account of such expenditures.

  8. Disability. If the Employee is unable to perform services by reason of illness or incapacity, the base salary payable under Paragraph 3 of this Agreement shall continue only in accordance with decisions unilaterally reached by the Board of Directors or pursuant to any written policy of the company.

  9. Fringe Benefits. In addition to the compensation to the Employee under Paragraph 3, the Employee shall be entitled to, during the term of this Agreement, participate in any benefit plans adopted by the Employer, including, without limitation, health, retirement, disability, and life insurance benefit plans, but only to the extent that the Employee has satisfied the eligibility requirements of the respective plans and the benefits are offered to all other employees of Employer.

  10. Termination for Cause. The Employer may terminate this Agreement for cause at any time. For purposes of this Agreement, the term "cause" includes, without limitation, the Employee's (i) neglect or intentional disregard of duties, (ii) unauthorized disclosure of confidences of the Employer, (iii) conviction of felony or any crime involving moral turpitude by a court of competent jurisdiction, (iv) willful misconduct, (v) excessive use of alcohol on repeated occasions or addiction to narcotics, (vi) breach of this Agreement, or (vii) dishonesty.

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  11.  Termination upon Sale of Business.  Employer may terminate this
       Agreement upon thirty (30) days written notice to the Employee upon the happening of any of the following events:

       (a) The sale, by the Employer, of substantially all of its assets to a single purchaser or group of associated purchasers; or

       (b) The sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than fifty percent (50%) of the outstanding shares of the Employer's common stock; or

       (c) A decision by Employer to terminate its business and liquidate its assets; or

       (d) The merger or consolidation of the Employer in a transaction in which the shareholders of the Employer receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

  12. Death during Employment. If the Employee dies during the term of this Agreement, then the Employer shall pay to the designated beneficiary of the Employee the compensation which would otherwise be payable to the Employee up to the end of the month in which such death occurs and this Agreement shall be terminated. If the Employee has made no beneficiary designation, then the compensation due hereunder shall be paid to the Employee's estate.

  13. Survival. The provisions of this Agreement shall survive the termination of this Agreement.

  14.  Miscellaneous.

       (a) The execution and performance of this Agreement has been duly authorized by all requisite individual or corporate actions and approvals and is free of conflict or violation of any other individual or corporate actions and approvals entered into jointly and severally by the parties hereto. This Agreement represents the entire Agreement between the parties hereto, and supersedes any prior agreements with regards to the subject matter hereof. This Agreement may be executed in any number of facsimile counterparts with the aggregate of the counterparts together constituting one and the same instrument. This Agreement constitutes a valid and binding obligation of the parties hereto and their successors, heirs and assigns and may only be assigned or amended by written consent from the other party.

       (b) No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or

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            unenforceability shall not affect any other provisions of this
            Agreement, and this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

       (c) The laws of the State of Utah shall govern the validity, interpretation, and performance of this Agreement and any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, Utah. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs, and other costs incurred in proceeding with the action from the other party.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

  Wrap-N-Roll USA, Inc.   (Employer)


           /s/ Cliff Halling
  /s/______________________________________
  By:  Cliff Halling, President


  Derek Williams   (Employee)


           /s/ Cliff Halling
  /s/______________________________________
  By:  Derek Williams, an Individual

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